Putnam Global Equity Fund

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2008, Putnam Management
has assumed $3,670 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A		   46,704
		Class B		    4,473
		Class C		      736

72DD2	Class M		      708
		Class R		       60
		Class Y		    1,276

73A1		Class A		     .322
		Class B		     .220
		Class C		     .239

73A2		Class M		     .262
		Class R		     .314
		Class Y		     .353

74U1      Class A		  127,523
		Class B		   12,062
		Class C		    2,459

74U2		Class M		    2,224
		Class R		      184
		Class Y		    3,548


74V1		Class A		    6.55
		Class B		    5.94
		Class C		    6.26

74V2		Class M		    6.30
		Class R		    6.48
		Class Y		    6.76


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.






Item 85B

Additional Information About Errors and Omissions Policy
While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.